Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-            ) and related Prospectus of Insmed Incorporated for the registration of 45,236,471 shares of its common stock and to the incorporation by reference therein of our reports dated March 15, 2005, with respect to the consolidated financial statements of Insmed Incorporated, Insmed Incorporated management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Insmed Incorporated, included in its Annual Report (Form 10-K), as amended, for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

Ernst & Young LLP

McLean, Virginia

March 29, 2005